ARGUS ONE UAV COMPLETES INITIAL FLIGHT TESTING

Sanswire Changes Corporate Name to World Surveillance Group Inc.

KENNEDY SPACE CENTER, FL – April 19, 2011 (Marketwire) – Sanswire Corp. (OTCBB: SNSR), a developer of lighter-than-air unmanned aerial vehicles (“UAVs”) and related technologies, announced today that its Argus One UAV has successfully completed its initial series of flight tests to an altitude of 500 feet.  The restricted, low altitude flight tests were conducted under tower control at Easton Airport by its technical partner, Eastcor Engineering.

The initial series of flight tests involved aerodynamic assessments of the Argus One’s new airship design, its envelope and stability and propulsion systems. The Argus One airship made a number of controlled ascents and descents and was flown both with and without its engine running to evaluate the airship’s handling and stability characteristics. At all times during these initial tests, the airship was tethered to the ground to comply with currently applicable regulations and for safety reasons. Control of the Argus One’s systems was accomplished during the flight tests by wireless line of sight digital signaling. Subsequent tests of the Argus One in Easton, MD will, among other things, evaluate the electronic flight attitude control systems, autopilot and vehicle control interfaces, sensor command and control, data exfiltration and a new propulsion system with a more powerful engine.  This series of low altitude flight testing in Maryland is designed to prepare the Argus One for its upcoming flight tests at the U.S. Army’s proving ground facility in Yuma, AZ where higher altitude, untethered flight testing will commence.  Once the Argus One airship design has been proven in these controlled tests, the Company expects to file for an experimental license from the Federal Aviation Administration (“FAA”) that will enable the Company to perform more wide scale testing of its airship.

Additionally, Sanswire Corp. announced today that it has changed its corporate name to World Surveillance Group Inc. (“WSGI”).  The new name reflects the Company’s intention to focus on providing enhanced global intelligence, surveillance, and reconnaissance (“ISR”) and monitoring services following its recently executed letter of intent to acquire satellite based tracking firm, Global Telesat Corp. (“GTC”).  WSGI has been issued a new CUSIP number by Standard and Poor’s and has requested a new stock ticker symbol, which it expects FINRA to assign in the near future.  The Company will continue trading on The OTC Bulletin Board (OTCBB) under the ticker SNSR until it receives its new stock symbol from FINRA.  In connection with its name change and the Company’s new focus and direction, the Company is unveiling a new website www.wsgi.com which includes pictures and videos of the Argus One test flights in Maryland.

Glenn Estrella, President and CEO of WSGI stated “We are very excited by the performance of the Argus One in its initial test flights and plan to continue testing in Maryland in preparation for higher altitude, less restricted testing next month in Yuma.  Each new test allows us to advance the development of our airship and we continue to believe the Argus One UAV will be able to deliver capabilities that are currently in strong demand in the marketplace today at acquisition and operating costs that makes the Argus One attractive to both government and commercial customers.”  Mr. Estrella added “We look forward to working with our partners to continue the development, demonstration and commercialization of our Argus One airship.”

Michael K. Clark, the Company's Chairman of the Board, added, “In connection with our desire to acquire GTC and the combined company’s expected focus on providing global ISR and monitoring services through its integrated product offerings, we decided to change our corporate name to reflect the Company’s new mission.  We have redesigned our corporate website to more fully showcase the advances the Company has made and its new direction.”

About World Surveillance Group Inc.

World Surveillance Group Inc. (OTCBB: SNSR) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes.  WSGI’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions.  For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements.  These statements include those regarding the timing or results of any flight testing of our UAVs, the expected payloads or systems to be carried on the Argus One or to be tested during any given flight test, the further advancement, development or commercialization of the Company’s UAVs, the outcome of any demonstrations of the Company’s airships, the capabilities and advantages of, and costs related to, the Company's technology and products, the ability of the Company to capitalize on market demand and grow the Company's business, the Company's ability to successfully commercialize its airships, or execute its strategy and business plans, the Company’s ability to consummate the GTC acquisition and/or any financing transaction related to such acquisition on a timely basis or at all, the synergies or benefits that may result from such an acquisition, the ability to integrate the products or operations of GTC, the Company’s revised focus or ability to provide such ISR and monitoring services, the ability of the Company to get, or the timing of the Company’s receipt of, an experimental license from the FAA, the applicability or effects of certain laws or restrictions, the effects of any changes in the Company’s operations, and the Company’s ability to enhance shareholder value. The words "forecast," "project," "intend," "expect," “plan, ” "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:  World Surveillance Group Inc.
                321-452-3545

                Barbara M. Johnson
                investors@wsgi.com